Sub-Item 77Q2

Nuveen Insured Massachusetts Tax-Free
Advantage Municipal Fund
333-100352
811-21216



Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in Beneficial Ownership, on behalf of the officer listed below was amended, due to an incorrect date on original Form 3.




OFFICER:

James Ruane, filed on April 6, 2009, accession number
0001225208-09- 009927.